EXHIBIT 99.1
FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Effie Veres (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington (212) 575-4545 / (917) 346-6123

EMCOR GROUP, INC. ANNOUNCES NEW EXPANDED CREDIT AGREEMENT

NORWALK, CONNECTICUT, August 3, 2016 - EMCOR Group, Inc. (NYSE: EME), a Fortune 500® leader in mechanical and electrical construction, industrial energy infrastructure, and facilities services for a diverse range of businesses, today announced that it had entered into a $1.3 billion credit agreement with a syndicate of banks led by Bank of Montreal, as Agent, and BMO Capital Markets Corp., Bank of America Merrill Lynch, J.P. Morgan Chase Bank, N.A., U.S. Bank National Association, and Citizen’s Bank, N.A. as joint lead arrangers and joint book runners.

The credit agreement is comprised of a $900 million revolving credit facility and a $400 million term loan.  The credit agreement, which matures in August 2021, replaces the Company’s existing $1.1 billion credit agreement.  The Company is using the proceeds of the term loan to repay amounts drawn under its revolving credit facility in connection with its recently announced acquisition of Ardent Services, L.L.C. and Rabalais Constructors, LLC. The revolving credit facility will be used for working capital and other general corporate purposes.  The loans under the credit agreement are secured by substantially all the assets of EMCOR and its subsidiaries.

Mark Pompa, Executive Vice President and Chief Financial Officer of EMCOR, stated, “We are pleased to announce the completion of our new credit agreement which provides incremental liquidity as well as extends our debt maturities.  Most importantly, it provides us with enhanced flexibility to pursue all strategic growth opportunities.  We are grateful for the support of our bank syndicate and look forward to our continued long term relationship.”

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements.  These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Accordingly these statements are no guarantee of future performance.  Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business.  Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2015 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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